Exhibit 15.1

April 22, 2026

To: Pony AI Inc.

Walkers Corporate Limited

190 Elgin Avenue, George Town

Grand Cayman KY1-9008, Cayman Islands

Dear Sir/Madam,

We hereby consent to the reference of our firm’s name under the heading “Item10.E. Taxation” in Pony AI Inc.’s annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinions under such caption into (i) the registration statement on Form S-8 (File No. 333-284886) pertaining to Pony AI Inc.’s 2016 Share Plan, as amended, and (ii) the registration statement on Form S-8 (File No. 333-294844) pertaining to Pony AI Inc.’s 2026 Share Scheme. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Haiwen & Partners
Haiwen & Partners